SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         COMMISSION FILE NUMBER 0-27889

                          EYE CARE INTERNATIONAL, INC.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                          59-3206480
      ------------------------------          -------------------
     (State or Other Jurisdiction of           (I.R.S. Employer
      Incorporation or Organization)          Identification No.)


                    1511 NORTH WESTSHORE BOULEVARD, SITE 925
                              TAMPA, FLORIDA 33607
                                 (813) 289-5552
           ------------------------------------------------------------
          (Address of Principal Executive Officers, including Zip Code)

                        2004 CONSULTING COMPENSATION PLAN
                        ---------------------------------
                            (Full Title of the Plan)


                                 WITH A COPY TO:
                                 Clark A. Marcus
                      President and Chief Executive Officer
                    1511 North Westshore Boulevard, Suite 925
                              Tampa, Florida 33607
                      Tel:(813) 289-5552 Fax:(813) 289-5553
 ------------------------------------------------------------------------------
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

    TITLE OF             AMOUNT TO     PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
   SECURITIES               BE          OFFERING PRICE         AGGREGATE         REGISTRATION
TO BE REGISTERED     REGISTERED(1)(2)    PER SHARE(3)      OFFERING PRICE(3)         FEE
----------------     ----------------    ------------      -----------------         ---

Common Stock               1,670,000          $2.50              $4,175,000          $529


(1) Pursuant to Rule 416, this Registration Statement shall be deemed to cover such indeterminable number of shares of common stock as may become issuable with respect to any of the registered shares pursuant to antidilution provisions in the Plan.

(2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the closing sale price ($2.50 per share) of the Common Stock of the Registrant on the National Association of Securities Dealers' Over-the-Counter Bulletin Board on October 15, 2004.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

                Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or legal services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, legal services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

        a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

        b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2004 and June 30, 2004; and

        c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2003, and up to and including the date of filing of this Registration Statement.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        The Company is authorized to issue 80,000,000 shares of Common Stock A, $0.001 par value per share, and 20,000,000 shares of Common Stock B, $$0.001 per share. As of June 30, 2004, there were 19,418,552 Common Stock A shares issued outstanding and 4,462,880 Common Stock B shares issued and outstanding. The holders of Common Stock A are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and do not have cumulative voting rights. The holders of Common Stock B are entitled to five votes for each share held of record on each matter submitted to a vote of shareholders and do not have cumulative voting rights. The holders of Common Stock B may convert their shares into shares of Common Stock A at the ratio of one for one.

        This means that holders of more than 50% percent of shares voting for the election of directors can elect all of the directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of the Articles of Incorporation. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions. Shares of Common Stock are not liable for further call or assessment.

        The Company is also authorized to issue 20,000,000 shares of Preferred Stock. Currently, the Company has 155 shares of Series A Convertible preferred stock issued and outstanding. These shares are nonvoting and bears no dividends. Each share is redeemable by the Company on the third anniversary of issuance at $1,000, per share, and convertible into 2,000 shares of Class A common stock, subject to adjustment. Upon a public offering of $5,000,000 or greater, the shares are automatically convertible. The Company also has 86 shares of Mandatory Convertible Series C, 6% cumulative, preferred stock , par value $0.001 per share. Each share may converted at any time until July 30, 2006, at which time the conversion becomes mandatory. At the time of conversion, each share shall be deemed to have a value of $10,000 and is convertible into Class A common stock at the lesser of $2.88 per common share or 75% of the lowest closing bid price during the five days immediately prior to the conversion.

Transfer Agent, Registrar and Warrant Agent

        The Company has appointed American Stock Transfer & Trust Co., as transfer agent and registrar for the Common Stock A.

ITEM 5. Interests of Named Experts and Counsel.

         None.

ITEM 6. Indemnification of Directors and Officers.

        Registrant's Articles of Incorporation and Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. Exemption From Registration Claimed.

         Not applicable.

ITEM 8. Exhibits.

Exhibit Number                   Description
--------------                    -----------

4.1               2004 Consulting Stock Compensation Plan

4.2               Consulting Agreement with James K. Howson

4.3               Consulting Agreement with Jeremy Feakins

4.4               Consulting Agreement and Warrant with Gary Morgan

4.5               Consulting Agreement with Eric P. Littman

5                 Opinion of Counsel, Eric P. Littman, P.A.

23.1              Consent of Brimmer Burek & Keelan, LLP, Independent Certified
                  Accountants.

23.2              Consent of Dreslin Financial Services, Independent Certified
                  Accountants

23.3              Consent of Eric P. Littman, P.A. (Included in Exhibit 5).


ITEM 9.  Undertakings

1. The Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933,Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 12th day of October, 2004.

                            EYE CARE INTERNATIONAL, INC.


                            By: /s/Clark A. Marcus
                               -----------------------------------
                               Clark A. Marcus, President

         In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                TITLE                                    DATE


/s/ Clark A. Marcus      President, Director                    October 15, 2004
---------------------    -------------------------------        ---------------
Clark A. Marcus         (Principal Executive Officer
                           and Principal Financial Officer)

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          EYE CARE INTERNATIONAL, INC.
               --------------------------------------------------
               (Exact name of Issuer as specified in its charter)



                                  EXHIBIT INDEX

Exhibit Number             Description
--------------             -----------

4.1               2004 Consulting Stock Compensation Plan

4.2               Consulting Agreement with James K. Howson

4.3               Consulting Agreement with Jeremy Feakins

4.4               Consulting Agreement and Warrant with Gary Morgan

4.5               Consulting Agreement with Eric P. Littman

5                 Opinion of Counsel, Eric P. Littman, P.A.

23.1 Consent of Brimmer Burek & Keelan, LLP, Independent Certified Public Accountants.

23.2 Consent of Dreslin Financial Services, Independent Certified Public Accountants

23.3             Consent of Eric P. Littman, P.A. (Included in Exhibit 5)